Exhibit 99.7

PROXY

LIBERTY BANCSHARES INC.

4625 SOUTH NATIONAL AVENUE

SPRINGFIELD, MISSOURI 65810

(417) 888-3000

SPECIAL MEETING OF SHAREHOLDERS

        , 2014

PLEASE SIGN AND RETURN PROMPTLY IN THE SELF-ADDRESSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints              and              as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Liberty Bancshares, Inc., which the undersigned is entitled to vote at the special meeting of shareholders to be held at 5400 Highland Springs Boulevard, Springfield, Missouri 65809 on             , 2014, at              local time, or any adjournment thereof.

This proxy is solicited on behalf of our board of directors and will be voted in accordance with the undersigned’s instructions set forth herein. If no instruction is given, this proxy will be voted FOR each of Proposals 1 and 2.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF PROPOSALS 1 AND 2:

PROPOSAL 1 – To approve the Agreement and Plan of Merger, dated as of May 27, 2014, by and between Simmons First National Corporation and Liberty Bancshares, Inc., pursuant to which Liberty will merge with and into Simmons.

☐   FOR     ☐   AGAINST     ☐   ABSTAIN

PROPOSAL 2 – To adjourn the Liberty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Liberty merger proposal.

☐   FOR     ☐   AGAINST     ☐   ABSTAIN

With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment.

PLEASE SIGN BELOW AND RETURN IN THE ENCLOSED STAMPED ENVELOPE.

THIS IS THE ONLY DOCUMENT YOU NEED TO RETURN AT THIS TIME.

Date:
Print Shareholder Name

Signature of Shareholder(s)

Date:
Print Joint Shareholder Name

Signature of Joint Shareholder(s)